Exhibit 99.1

Live Oak Acquisition Corp. Announces Pricing of $200,000,000 Initial Public Offering

Great Falls, VA, May 05, 2020 (GLOBE NEWSWIRE) -- Live Oak Acquisition Corp. (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the financial services, industrial, business services, and real estate sectors.  The Company is led by Chief Executive Officer, Richard J. Hendrix, Chief Financial Officer, Andrea K. Tarbox, President, Gary K. Wunderlich, Jr. and Chief Operating Officer, Ross Berner.

The units will be listed on the New York Stock Exchange (the “NYSE”) and will begin trading tomorrow, Wednesday, May 6, 2020, under the ticker symbol “LOAK.U” Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “LOAK” and “LOAK WS,” respectively.

The offering is expected to close on May 8, 2020, subject to customary closing conditions.

Jefferies LLC is acting as the sole book-running manager for the offering. BMO Capital Markets Corp. and BTIG, LLC are acting as co-managers. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on May 5, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Live Oak Acquisition Corp.
Andrea K. Tarbox
Chief Financial Officer
Live Oak Acquisition Corp.
(203) 858-0934
atarbox@liveoakacq.com